Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following summary describes the common stock, par value $0.00001 per share, of AudioEye, Inc. (the “Company,” “AudioEye,” “we,” “our,” “us,” and “our”), which are the only securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

The following description is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to (i) our Restated Certificate of Incorporation (the “Certificate of Incorporation”), and (ii) our By-Laws, as amended (“By-Laws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Certificate of Incorporation, our By-Laws and the applicable provisions of the Delaware General Corporation Law, which we sometimes refer to as Delaware law or the DGCL, for additional information.

Authorized and Outstanding Capital Stock

Authorized Shares. As of December 31, 2023, we were authorized to issue up to 60,000,000 shares of capital stock, par value $0.00001 per share, divided into two classes designated, respectively, common stock and preferred stock. Of such shares authorized, 50,000,000 shares are designated as common stock, and 10,000,000 shares are designated as preferred stock.

General

Voting Rights. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors.

Dividend Rights. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors from funds legally available therefore, subject to restrictions on such ability to pay dividends, if any, set forth in the relevant terms of any preferred stock as may then be outstanding. Cash dividends are at the sole discretion of our board of directors. Each holder of our common stock is entitled to a pro rata share of cash distributions made to stockholders, including dividend payments.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock.

Other Rights and Preferences. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The holders of shares of our common stock are not subject to further calls or assessments by us.

Anti-Takeover Provisions of Delaware Law and Our Charter Documents

We are governed by the DGCL. Certain provisions of the DGCL and our Certificate of Incorporation and By-Laws could make more difficult our acquisition by means of a tender offer, a proxy contest or otherwise.

Vacancies on Board of Directors

Our Certificate of Incorporation provides that any newly created directorships resulting from any increase in the authorized number of directors or any vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board.

Special Stockholder Meetings

Under our Certificate of Incorporation and subject to the rights of holders of preferred stock, if any, only a majority of the members of the board of directors, the chairman of the board of directors or the chief executive officer or the president may call special meetings of stockholders. This provision will make it more difficult for stockholders to take action opposed by the board of directors.

Advance Notice of Stockholder Business Proposals and Nominations

Our By-Laws include an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Nominations of persons for election to the board of directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the Company’s notice of meeting, (b) by or at the direction of the Board of Directors, or (c) by any stockholder of record of the Company who is entitled to vote at the meeting and who complies with the notice procedures set forth in the By-Laws.

In general, in order to be timely, the stockholder’s written notice of nominations to be made or business to be brought at an annual meeting must be delivered to our Secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the date of the preceding year’s annual meeting. The notice must contain certain information concerning the nominees or the matters to be brought before the meeting and the stockholder submitting the proposal. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information, and within the timeframe, required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended.

These provisions could have the effect of delaying stockholder actions that may be favored by the holders of a majority of our outstanding voting capital stock until the next stockholder meeting, or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of the Company.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without stockholder approval. We may issue additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

The overall effect of the foregoing provisions may be to deter a future tender offer. Our stockholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our management to retain its position and place it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of our business.

Business Combinations

We are subject to Section 203 of the DGCL, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

●	The board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

●	Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholders owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	The business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “AEYE.”

Transfer Agent and Registrar

The transfer agent of our common stock is Equiniti Trust Company.